Exhibit 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

September 22, 2014

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES

A STOCK REPURCHASE PROGRAM AND QUARTERLY DIVIDEND

Charlottesville, VA – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that its Board of Directors has approved a stock repurchase program. The program authorizes the purchase of up to 400,000 shares of the Company’s common stock through September 18, 2015. Purchases may be made through the open market or in privately negotiated transactions. All shares repurchased will be retired and become authorized and unissued shares of the Company’s common stock. The actual timing, number and price of any shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, which may include the market price of the shares, general market and economic conditions, growth opportunities, applicable legal and regulatory requirements and other factors. The repurchase program does not obligate the Company to repurchase any shares and may be suspended or terminated at any time.

On September 18, 2014, the Board declared a quarterly cash dividend of $0.075 per share to be paid on October 10, 2014 to shareholders of record as of September 30, 2014. The dividend represents an annual yield to shareholders of approximately 1.30% based on the closing price of the Company’s stock on September 18, 2014.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649